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                                                                    EXHIBIT 10.2

                         SOUND SOURCE INTERACTIVE, INC



                                       &



                        TDK RECORDING MEDIA EUROPE S.A.



                         INTERACTIVE COMPUTER SOFTWARE
                         -----------------------------



                   CHILDREN EDUCATION & EDUTAINMENT SOFTWARE
                   -----------------------------------------

This Agreement is made and entered into as of this twenty-eight day of February, 2000, is by and between:


Sound Source Interactive, Incorporated, a California Corporation, and carrying on business at:

26115 Mureau Road, Suite B
Calabasas, CA 91302-3126
United States of America

Hereinafter referred as "SSII"

And

TDK Recording Media Europe S.A., a Luxembourg Corporation, and carrying on business at:

Z.I. Bommelscheuer
L-4902 Bascharage
Grand Duchy of Luxembourg

Hereinafter referred as "TDK"

WHEREAS:

SSII is engaged in licensing, creating, developing and marketing computer software products (hereinafter referred as "Articles"). SSII is or may become the sole and exclusive owner and/or licensee of Articles.

SSII proposes to grant to TDK the exclusive license for the existing or coming Articles in the purpose to republish, market, distribute and sell Localized
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Language Versions of the Articles within the countries (hereinafter referred as the "Territory") as set forth in Schedule A, which is made a part hereof, and in accordance with conditions as set forth herein and attached hereto.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, TDK and SSII agree as follows:


1.     GRANT OF RIGHTS/SERVICES

1.1 SSII hereby grants to TDK and TDK hereby accepts the exclusive rights to republish, adapt and amend the Articles for the purpose of creating Localized Language Versions of the Articles and to republish, manufacture, market, distribute, display, sell the Localized Language Versions throughout the Territory (as set forth in Schedule A). The exclusive right shall apply to all existing or future titles of the Articles. However, both parties shall negotiate and co-operate in the selection of the most valuable titles of the Articles. The Articles, which have been chosen by the parties, shall be regarded as a constituent part of this Agreement and added by Addendum hereto.

1.2 SSII hereby grants to TDK and TDK hereby accepts the exclusive rights to republish, manufacture, distribute, display, and sell the Localized Language Versions of the Articles in all formats currently existing and new formats that may come into existence during the Term of this Agreement that are under license or may come under license by SSII, including, but not limited to the following:

       .  PC/Mac CD-ROM and DVD;
       .  Sony PlayStation 1;
       .  Sony PlayStation 2;
       .  Nintendo Game Boy Color;
       .  Nintendo Game Boy Advance;
       .  Nintendo Dolphin;
       .  Sega Dreamcast.

1.3 SSII shall not itself nor through agents or third parties knowingly publish, republish, manufacture, market, distribute, display, sell Localized Language Versions or American English language versions in the Territory while this Agreement is in force. TDK shall have the right to use, distribute or otherwise dispose of the American English Version or UK English Versions within the Territory. In no event shall TDK be permitted to sell, distribute or otherwise dispose of the Articles outside of the Territory. For the avoidance of doubt SSII hereby acknowledges that there is a so-called "grey market" in software and that the availability of Localized Language Versions produced by TDK outside the Territory will not, of itself, constitutes a breach of this Agreement.

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1.4    SSII shall not be liable to TDK for any loss or damage incurred as a result of any unauthorized republishing, manufacturing, marketing, distribution, displaying or of Articles in the Territory during the term of this Agreement.

1.5 SSII grants to TDK the right to make such adaptations (pending original licensor approval) to the Articles as are necessary to develop Localized Language Versions of them and allow TDK to exercise its rights under
       Article 1 and without prejudice to the generality of the foregoing the right to use discs, manuals, CD's and read only memories and the right to translate the Articles into any language approved by SSII as listed in and in accordance with Schedule A of this Agreement. Adaptations mean also the right for TDK to adapt the Articles by making such changes as TDK deems appropriate to bring the Articles in live with the specific cultural requirements of each country within the Territory. However, in exercising its rights herein, TDK is not authorized to make any change to the function or content (audio and/or visual) of the Articles without the written consent of SSII (such consent not to be unreasonably withheld) except for necessary adaptations required by each localized language. All approvals shall be deemed given unless TDK is notified to the contrary within twenty-one (21) calendar days of SSII receipt of localized adaptation requirements. Once given, approval shall be irrevocable.

1.6 SSII does not grant to TDK any rights under Article 1 to publish, republish, manufacture, market, distribute, sell, nor in any way use the Articles through time-sharing services or networks or rentals except on-line demos of products for promotional purposes as set forth in Article 7 unless pre-approved by SSII.

1.7 For all titles of the Articles proposed by SSII to TDK, TDK is hereby granted a right of first refusal and shall have sixty (60) calendar days from receipt of a SSII Beta CD to exercise such right of first refusal. That period can be extended up to ninety (90) calendar days if requested in writing by TDK and if then agreed to in writing by SSII to accept such offer. Titles of the Articles accepted by TDK shall be regarded as a constituent part of this Agreement and added by Addendum hereto.


2.     TERM

2.1 This Agreement shall enter into force the date set forth on the front page and shall continue for a period of sixty (60) months. Ninety (90) days prior to the end of this initial period the parties may elect to renegotiate the term of this Agreement for another period of one year, or may elect to terminate this Agreement by sending a written notice of termination, unless sooner terminated pursuant to Clause 16.1 or 16.2.

2.2 It is understood by the parties that SSII's license agreements are not indefinite and that from time to time licenses expire and that in the event a license expires prior to the expiration date herein, all

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       terms and conditions of the original licensor will be adhered to.
       Notwithstanding, any license SSII and TDK mutually agree is beneficial beyond the term will be negotiated with the original licensor to obtain a renewal or extension

2.3 However, SSII hereby undertakes to provide TDK with a copy of its license agreements with original licensors in the purpose for TDK to be aware of the expiry dates of licenses.

2.4 Both parties shall use their best efforts to reach a mutual agreement on any disputes, controversies or differences which may arise between the parties, out of or in connection with this Agreement.


3.     LOCALISATION KIT & TECHNICAL ASSISTANCE

3.1 SSII shall forthwith upon execution of this Agreement furnish TDK with two Localization Kit of each agreed Article and reproducible copies of all available file maintenance documentation, drawings, data, upgrade and "bug" lists that are necessary to enable TDK to republish, manufacture, market, distribute, sell and support the Articles. Each Localization Kit delivered to TDK shall comply with the checklist mentioned in Schedule B "Localization Kit & Technical Information" attached hereto.

3.2 SSII shall keep TDK fully informed of and issue TDK with any changes, additions or modifications to the master disk and to such documentation, drawings, data upgrade and "bug" lists that have affect on marketing, operations, performance, cost or support by furnishing TDK with one reproducible copy of the modified master disk, within a fortnight (14 days) of release of such revisions by SSII.

3.3 SSII shall use its best endeavor to assist TDK in the management and administration of all phases of localization integration when requested by TDK. SSII agrees to provide quality control of localized product for TDK with master licensors and technical assistance and expertise to authorized TDK localization developers throughout the world.


4.     CONSIDERATION AND ROYALTY

4.1 In Consideration for the Grant of Rights/Services (Section 1) and Term (section 2), TDK agrees to pay a one time signing fee of $1 million USD upon execution of this agreement. It is mutually understood that this one time signing fee shall be used by SSII primarily for the development of future titles.

4.2 TDK hereby agrees to pay a royalty fee for the Localized Language Versions of the Articles sold by TDK within the Territory. Since no titles and no formats have been decided for the Articles, only the general terms will be defined hereinafter.

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        The royalty payment shall be based on total invoiced sales less return.
        For the avoidance of doubt no royalties shall be payable on review, advertising, samples or other promotional copies. Except as otherwise set forth herein, royalties shall be due and payable within forty-five
        (45) days of the close of each calendar quarter.

        In consideration of the above, TDK agrees to pay to SSII the following royalty advance amount which shall be recoupable against royalties paid to SSII:

        (a) Five million United States dollars ($5,000,000) as a minimum title guarantees for SSII over the Term of the Agreement;

        (b) Title delivery and guarantees/advances per product shall follow the basic guidelines set forth herein but will be subject to mutual negotiation:

                .  PC/MAC CD ROMs
                $100,000- to $150,000- range per title
                $1.50 to $2.50 Republishing Fee per title

                .  Sony PlayStation 1
                $450,000- to $500,000- range per title
                $1.50 - $2.50 Republishing Fee per title

                .  Sony PlayStation 2
                $1,000,000- to $1,700,000- range per title
                $1.00 - $2.00 Republishing Fee per title

                .  Nintendo Color Game Boy
                $50,000- to $65,000- range per title
                $1.50 - $2.50 Republishing Fee per title

                .  Additional Formats  (Advances. Republishing Fees and
                   Schedules)

                Nintendo Dolphin, Sega Dreamcast, and all other formats that exist now and / or may be introduced during the term of this agreement have to be defined and negotiated in good faith by the parties.

                Exact titles of the Articles, amounts and payment schedules will be mutually determined by the parties and defined in Addendum, such Addendum shall be regarded as a constituent part of this Agreement.

                It is also understood by the parties that so called "original" titles and characters may require higher development costs than contemplated here and that the parties will work in good faith on a case by case basis to determine costs and advances on such titles.

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4.3    SSII and TDK acknowledge that the minimum royalty advance amount of five million United States dollars ($5,000,000) mentioned in Clause 4.1.(b) shall represent a cumulated royalty advance amount of titles (reported on a per product basis) of the Articles which are expected to be selected during the Term of this Agreement. It means that TDK has no obligation to pay the $5,000,000 in case that (i) the cumulated royalty advance amount of titles selected during the Term of this Agreement does not match $5,000,000 or (ii) due to a disagreement on the conditions which create a discrepancy between the total royalty advance amount and the $5,000,000.

4.4 Within thirty (30) days after the 31/st/ March, the 30/th/ June, the 30/th/ September and the 31/st/ December of each year during the period this Agreement shall be in force and effect, TDK hereby undertakes to submit to SSII, even in case of no sales, a statement in writing, setting forth with respect to the preceding quarterly period:

       (a)  the quantities of Articles manufactured by TDK;
       (b) the quantities of Articles sold country by country, specifying the quantities for each type of Articles as referred in the Addendum;
       (c)  The royalty amount of each type of said Articles sold due to SSII.

4.5 In case of expiration or termination of this Agreement, all Articles manufactured prior but remaining in stock with TDK at the date of expiration or termination can be sold, distributed, used or disposed by TDK as set forth in Clause 16.6. TDK shall respect the reporting obligation as set forth in Clause 4.4.

4.6 All payments to SSII referred to in this Agreement shall be effected by wire transfer in US dollar to Sound Source Interactive, INC., account number:

WELL FARGO BANK, 8812 CORBIN AVENUE,
NORTHRIDGE, CALIFORNIA 91324, USA

Name of Account: Sound Source Interactive, Inc., Business Checking Acct.

Account n(Degree): 0747-563716    ABA Routing # 121-000248

4.7 All stamp duties, taxes and other similar levies originating from or in connection with the execution of this Agreement under Luxembourg law shall be borne by TDK. However, in the event that the government of a country imposes any income taxes on payments hereunder by TDK to SSII and requires TDK to withhold such tax from such payments, TDK may deduct such tax from such payments. In such event, TDK shall promptly furnish SSII with tax receipts issued by appropriate tax authorities so as to enable SSII to support a claim for credit against income taxes which may be payable by SSII in United States of America.

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4.8    In order that the royalties and reports provided for in article 4 may be verified, TDK agrees to ensure that full, complete and accurate books and records shall be kept covering all sales or other disposals of Articles by TDK, for a period of two (2) years following each quarterly report.

4.9 It is agreed that the books and records of TDK may be audited from time to time, but not more than once in each calendar year, by an independent certified public accountant appointed by SSII and reasonably acceptable to TDK, to the extend necessary to verify the accuracy of the aforementioned statements and payments. Such inspection shall be completed at SSII's own expense.


5.     INDEMNIFICATION

5.1 SSII hereby indemnifies TDK and shall hold it harmless from any loss, liability, damage, cost or expense arising out of any claims or suits which may be brought or made against TDK by reason of the breach by SSII of the warranties, intellectual property rights or representations as set forth.

5.2 TDK hereby indemnifies and agrees to hold SSII and its agents, servants, employees, officers and directors harmless from any loss, liability, damage, cost or expense arising out of any claims or suits which may be made against SSII by reason of or alleging any unauthorised or infringing use by TDK of any patent, process, trade secret, copyright or other similar property in connection with the Articles or the Trademarks covered by this Agreement or by reason of any alleged defects (design, manufacturing, handling or other) of the Articles manufactured by TDK other than as a result of any breach of this Agreement by SSII.


6.     APPROVAL / QUALITY / SAMPLES

6.1 TDK agrees that the Articles as well as all packaging, labels, press releases, advertising, promotion display or other material prepared in connection with the Articles ("Collateral Materials"), shall be of a similar standard and quality to that of the Articles delivered to TDK by SSII and shall ensure that all Articles and the distribution thereof, comply with all applicable laws throughout the Territory.

6.2 TDK will send the golden masters for the Localized Language Versions (the "Golden Masters") to SSII in a timely fashion to permit SSII to complete the acceptance described in this Article 6.2 prior to the initial publication of the localized language version. Acceptance shall be deemed given unless TDK is notified to the contrary within twenty-one (21) calendar days of SSII's receipt of Golden Masters. The Golden Masters will be deemed acceptable when (i) they perform at a level of performance similar than that of the SSII title; and (ii) the changes in the Articles have been made in accordance with the requirements mentioned in Article
       1. In

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       addition to the Golden Masters, TDK will send samples of printed documentation, packaging to SSII for approval in a timely fashion to permit SSII to review such materials such acceptance not to be unreasonably withheld. Acceptance shall be deemed given unless TDK is notified to the contrary within twenty-one (21) calendar days of SSII's receipt of such materials. Once given, approval shall be irrevocable. All such material submitted by TDK to SSII shall be at TDK's expense.

6.3 TDK shall supply SSII with twenty-five (25) samples of each Article in each localized language produced, at the time of first distribution. A Republishing Fee shall not be payable on such samples.

6.4 SSII may purchase from TDK localised language versions of Articles as authorised and produced hereunder at a reasonable price (such price shall include costs, sales expense and a reasonable margin) for direct sale outside the Territory. The License Fee shall not be payable on such purchases.


7.     ADVERTISING AND PROMOTIONAL ACTIVITIES

7.1    Advertising

TDK shall be entitled for the term of this Agreement to realise advertising campaigns of the Articles by printed media, radio and TV advertising throughout the Territory.

TDK has the right to use free of charge SSII's name, image, likeness, software characters, software animations and other elements of the Articles for printed media, on-line, radio and TV advertising throughout the Territory.

TDK shall also be entitled to establish an Internet site (or create a page(s) in connection with TDK's Internet site) subject in all respects to approval in accordance with Clause 7.4 below, containing information and advertising related to the Articles.

7.2    Promotional Activities

TDK shall be entitled for the term of this Agreement to create marketing communication material and Press release to promote the Software throughout the Territory.

TDK shall be entitled to use, at its own expense, SSII's name, image, likeness, software characters, software animations and other elements of the Articles for production of promotional items like posters, stickers, header cards, leaflets, catalogues, demos, and any other promotional item that TDK deems necessary for promotional activities.

TDK shall also be entitled to use software characters, software animations, demos and other elements of the software on TDK products in the purpose to promote the Articles.

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7.3    Material

SSII will provide TDK, free of charge, with sufficient existing photographs, logos, software character pictures and software animations and other elements of the Articles for the purpose contemplated in clause 7.1 and 7.2. This material will be delivered to TDK forthwith upon delivery of the Localisation Kit.

SSII will provide TDK, free of charge, with necessary guidelines on material delivered to TDK in the purposes to allow TDK an appropriate usage of the material.

7.4    Approval

All material produced by TDK shall be submitted to SSII's prior approval. All approvals shall be deemed given unless Licensee is notified to the contrary within twenty-one (21) calendar days of Licensor's receipt of material. In the event that any request for approval is denied, Licensor shall give its reasons therefore and suggest how to alter same to make it acceptable. Once given, approval shall be irrevocable.


8.     COPYRIGHT AND TRADEMARK

8.1 All ownership of copyrights and trademarks in Articles republished hereunder, as well as all artwork, packaging, copy, literary text, advertising material of any sort other than in the product of the localisation development carried out by TDK, shall be in such names and all such items shall bear copyright and trademark notices and any other legal notice as SSII may reasonably direct.

8.2 TDK shall furnish all applicable notices and markings as appropriate and as otherwise required by local governments within the Territory.


9.     RESERVATION OF RIGHTS

9.1 Subject to SSII's ownership of the rights to the Articles as set forth above, TDK shall own all right, title and interest and intellectual property rights (except SSII's trademarks as set forth in Clause 9.2), including without limitation all copyrights, in the Localised Language Versions. It being understood and agreed that TDK may not make any use whatsoever of the Localised Language Versions, including without limitation the production, marketing and distribution of such Localised Language Versions after the expiration or termination of this Agreement unless otherwise specifically provided herein. After the expiration or termination of this Agreement all rights, title, interest, intellectual property rights and copyrights in the Localised Language Versions shall remain TDK's property. TDK may grant SSII the right to use all rights, titles, interest, intellectual property rights and copyrights in the Localised Language Versions under license agreement.

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9.2   TDK acknowledges that the right to republish as granted herein, does not include any right, title, or interest in or to the Proprietary Subject Matter nor to any copyrights, patents, and/or trademarks therein or associated therewith other than any copyright in the product of the localization development carried out by TDK.

9.3 TDK acknowledges that this Agreement relates solely to the Proprietary Subject Matter. TDK is not, by virtue of this Agreement acquiring any right whatsoever in any motion picture or television production or other endeavor which is based upon, derivative of, or otherwise related to the Proprietary Subject Matter, including without limitation, remakes, sequels, sound recordings, publications, or copyrights and/or trademarks in the Proprietary Subject Matter.

9.4 With respect to the Proprietary Subject Matter, SSII reserves unto itself and/or its designees the right to manufacture, sell, advertise, promote, display and otherwise exploit software product similar and/or identical to the Articles outside Territory.


10.   UNDERTAKINGS BY SSII

10.1 SSII undertakes to facilitate the introduction of TDK to the Hollywood Studios and Publishing content owners as well as Licensing Divisions, Home Video Divisions, Theatrical and Publishing units as applicable.

      Content Owners include but are not limited to: Warner Bros., Universal, Harvey Entertainment, Jim Henson Productions, Viacom/Paramount, Random House, Candlewick Press, United Media, MGM, Fox, Saban, and others as applicable.

10.2 SSII shall respond to requests from TDK for end user software support in accordance with the level of support specified in Schedule C as attached hereto and incorporated herein. For such purposes SSII shall employ and maintain employment of suitably qualified personnel (English speaking only) to operate an efficient support via e-mail or Internet.

10.3 SSII shall prepare, compile, maintain and update the master disks and related documentation at its own cost to enable TDK to satisfactorily develop Localized Language Versions and to market, distribute, sell and/or otherwise support the Articles in accordance with the terms of this Agreement and to provide TDK with such documentation or sufficient access thereto or to the appropriately qualified personnel for such purposes.

10.4 SSII shall satisfactorily resolve any defect in the Article and for such purpose shall forthwith take all such action and/or make available all such facilities to rectify the defect. This only extends to operation on systems as used in the USA. Any factors unique to other nations is the responsibility of TDK to adjust or compensate for.

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10.5  SSII shall provide TDK at mutually agreed intervals or at such reasonable times or at the request of TDK with information concerning Articles, enhancements, current developments, support and any changes relating to ultimate users, customers and activities of competitors and such other matters and information in any way relating to the constructive performance of this Agreement.

10.6 SSII warrants to TDK that each master disk of the software issued to TDK upon execution hereof or from time to time hereafter shall be free from such faults, defects, "bugs" or inadequacies as would restrict TDK from marketing and/or supporting the Articles.

10.7 SSII agrees that within a period of five (5) working days from notification of the same and in any other case, as soon as possible, to rectify or replace free of charge a Master Disk of an Article found faulty, defective or inadequate, upon receipt of TDK, and shall forthwith replace each such Master Disk of the Article with one incorporating appropriate corrections.


11.   MUTUAL UNDERTAKINGS OF SSII AND TDK

It is mutually understood and agreed that neither SSII nor TDK shall incur any liability on behalf of the other or in any way to pledge to the others credit or accept any order or make any contract binding upon the other without the other without obtaining prior written consent and that nothing in this Agreement should be interpreted as creating a partnership between the parties.


12.   UNDERTAKINGS BY TDK

12.1 TDK agrees to use its reasonable endeavors and optimum abilities in its endeavors to republish, manufacture, market, distribute and sell copies of the Articles and generally market the Articles in a form which at least meets the same standards of quality as that established by SSII in the original SSII released product.

12.2 TDK agrees to use its reasonable endeavors to support the Articles in good operational order to such standards of quality as are generally accepted throughout the PC software application industry for applications of similar nature and quality to the Articles.

12.3 TDK agrees not to market or deal with the Articles in any way with any party so as to bring the Article or its name nor SSII's name into disrepute or in which would otherwise affect the marketability of the Article.

12.4 TDK agrees to use its reasonable endeavors to republish, manufacture, distribute and sell the Articles throughout the Territory provided always that, in the exercise of TDK's reasonable

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      judgement, it makes good commercial sense to do so; specifically, it shall:


      (a) Republish, manufacture, distribute and sell Articles in such price and quality brackets as are required to meet competition by reputable manufacturers of similar articles;
      (b) Make and maintain adequate arrangements for the distribution of the Articles throughout the Territory;
      (c)  Will not knowingly deliver or sell Articles outside the Territory.

13.   LIABILITY

SSII shall not be liable to TDK or any other person for loss or damage arising directly in connection with any adaptation to the Articles developed by TDK or any modification, variation, enhancement or upgrade thereof, and any documentation, manual or training relating specifically thereof.


14.   COPYRIGHT

SSII agrees to protect and save harmless and defend at its own expense (i) from and against any and all claims of infringement of copyrights, patents, trademarks, industrial designs or other property rights issued under the laws of any country affecting the Article; (ii) from and against any and all claims of infringement of copyrights, patents, trademarks, industrial designs or other property rights hold by third parties.


15.   CONFIDENTIAL INFORMATION

15.1 The parties have imparted and may from time to time impart to the other certain confidential information relating to the Articles, successor Articles or other software, marketing or support thereof including specifications and copyright manual thereof.

15.2 Each party hereby agrees that it will use such confidential information solely for the purposes of this Agreement and that it shall not disclose, whether directly or indirectly, to any third party such information other than as required to carry out the purposes of this Agreement.


16.   EXPIRATION OR TERMINATION OF AGREEMENT

16.1 SSII may terminate this Agreement with immediate effect by registered mail notice in any of the following circumstances:

      (a) TDK defaults in due and punctual payment of any amount due to SSII pursuant to this Agreement for more than thirty (30) days after written notice of summons to pay from SSII;
      (b) TDK is in breach of any other provision contained in this Agreement and such breach has not been remedied within thirty (30) days from SSII written notice;

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      (c)  TDK is declared bankrupt or put under receivership;
      (d) TDK or any of its employees deliberately make false statements in reports.
      (e) If employees, officers or directors of TDK commit or are under formal investigation for allegedly having committed criminal acts or other acts of moral turpitude which could damage SSII's reputation.

16.2 TDK may terminate this Agreement with immediate effect by registered mail notice in any of the following circumstances:

      (a) SSII is in breach of any other provision contained in this Agreement and such breach has not been remedied within thirty (30) days from TDK written notice; especially for the breach of SSII's obligation to license all the rights to TDK;
      (b)  SSII is declared bankrupt or put under receivership;
      (c) If any dispute arises between any of the persons directly or indirectly interested in the management or shareholdership of SSII's business which affects the business relationship between TDK and SSII;
      (d) If employees, officers or directors of SSII commit or are under formal investigation for allegedly having committed criminal acts or other acts of moral turpitude which could damage TDK's reputation.

16.3 In the event SSII commits a material breach of this Agreement, SSII shall reimburse TDK (i) 50% of the Localization costs expended to date of termination; (ii) 100% of the advance payment if termination date is within the Term of this Agreement. The remedies set out in this section
      16.3 are in addition to and not instead of remedies provided by law.

16.4 In the event TDK does not commence the distribution or the sale of one licensed Article or one licensed format within the Territory twelve (12) months after the delivery of the Localization Kit, TDK grants SSII the right to republish, manufacture, market, distribute, and sell the Article or the format that TDK failed to distribute in the Territory within the period mentioned above.

16.5 Upon termination pursuant to Article 16.1, TDK shall immediately cease any further license, sale, distribution, use or disposal of any Articles, if applicable, and TDK may at its discretion (i) return all units in TDK's possession or control to SSII or destroy such units, in which case no royalty for said returned units will be due and payable, or (ii) retain said units for sale or distribution and pay the royalty due as if all such units had been sold during the calendar quarter prior to the quarter in which SSII delivered notice of termination.

16.6 Upon termination pursuant to Article 16.2, TDK may at its discretion sell, distribute, use or otherwise dispose of all units already manufactured and pay the royalty due pursuant to this Agreement. Under no circumstances shall either party be liable to the other for incidental or consequential damages, whether foreseeable or not, including lost profits, direct or indirect damages, costs of goods, promotion, advertising or any other cost, charge or damage.


17.   WARRANTIES:

17.1  SSII represents, warrants and covenants to TDK as follows:

      (a) SSII has the full right and legal authority to enter into and fully perform this Agreement in accordance with its terms;
      (b) SSII is fully able to grant TDK the rights it grants herein and represents that these rights are granted free and clear of any and all claims and encumbrances and that the exercise by TDK of such rights will not infringe the rights of any third party;
      (c) SSII declares that it is authorised to grant the rights of use concerning the Articles of this Agreement and attached Addendum and which are the subject of this Agreement and it vouches for the TDK's right to the same.
      (d) SSII guarantees that referring to the production, utilisation and exploitation of the Articles, all rights of manufacture and use required for the exploitation of the Articles as contemplated in this Agreement and attached Addendum have been duly acquired and do not infringe upon any personal or other rights of software utilisation by a third party. SSII must hold TDK harmless in this matter from and against claims made by third parties related to third parties holding rights on such Articles .
      (e) For the avoidance of doubt all rights wholly controlled by SSII shall be licensed to TDK for use in accordance with this Agreement without charge.
      (f) SSII declares and warrants that the rights hereby granted have neither been granted in whole nor in part to a third party, that a third party neither has the right to exercise them nor has been entrusted with the care of such rights and that SSII will not seek to exploit such rights itself. SSII indemnifies TDK as well as any other party who may obtain the rights granted in this Agreement from claims of a third party, which may be imposed in connection with the utilisation of rights granted in this Agreement.
      (g) This Agreement when executed and delivered by SSII and TDK will be legal, valid and binding obligations enforceable against SSII in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally;
      (h) The execution, delivery and performances of this Agreement by SSII does not and will not violate or cause a breach of any other agreements or obligations to which it is a party or by which it is bound, and no approval or other action by any governmental authority or agency is required in connection herewith;
      (i) Each of the foregoing representations, warranties and covenants shall be true at all times. SSII acknowledges that each of such representations, warranties and covenants are deemed to be material and have been relied upon by TDK notwithstanding any investigation made by TDK;
      (j) SSII has not entered and will not enter into any agreement, commitment or other arrangement which affects or diminishes any of the rights herein granted to TDK.
      (k) The SSII Localisation Kit will be free from faults, bugs or other defects and capable of performing in accordance with the requirements imposed on developers of games for all formats granted to TDK and, to the extend that TDK is granted the relevant rights.
      (l) There is no litigation and SSII is not aware of any pending or threatened litigation in respect of the Articles.

17.2  TDK represents, warrants and covenants to SSII as follows:

      (a) TDK has the full right and legal authority to enter into and fully perform this Agreement in accordance with its terms;

      (b) This Agreement when executed and delivered by TDK and SSII will be legal, valid and binding obligations enforceable against TDK in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally;
      (c) The execution, delivery and performances of this Agreement by TDK does not and will not violate or cause a breach of any other agreements or obligations to which it is a party or by which it is bound, and no approval or other action by any governmental authority or agency is required in connection herewith;
      (d) Each of the foregoing representations, warranties and covenants shall be true at all times. TDK acknowledges that each of such representations, warranties and covenants are deemed to be material and have been relied upon by SSII notwithstanding any investigation made by SSII;
      (e) TDK is not entitled to transfer sub-license or assign any rights granted in this Agreement to a third party without SSII's prior written consent (such consent not to be unreasonably withheld).


18.   SUCCESSORS AND ASSIGNS:

Neither party shall assign its rights and/or obligations under this Agreement without the prior written approval of the other party (such approval not to be unreasonably withheld). This Agreement and all of the terms and provisions hereof will be binding upon, and will inure to the benefit of, the parties hereto, and their respective successors and approved assigns.


19.   MISCELLANEOUS:

      (a) Each of the individuals executing this Agreement certifies that he or she is duly authorised to do so.
      (b) The rights and remedies set forth herein are intended to be cumulative, and the exercise of any one right or remedy by either party shall not preclude or waive its exercise of any other right or remedies hereunder or pursuant to law.
      (c)  This Agreement may be executed in counterparts.

20.   FORCE MAJEURE

TDK shall be under no liability to SSII in any way whatsoever for destruction, damage, delay or any other matters of the nature whatsoever arising out of war, rebellion, civil commotion, strikes, lock-outs and individual disputes, fires, explosion, earthquake, act of God, flood, drought or bad weather, the unavailability of delivers or supplies or requisitioning or other constituted body that could not have been reasonably foreseen by a reasonably prudent business officer in the Territory. At any time following ninety (90) days after commencement of a force majeure event, either may elect to terminate the term of this Agreement pursuant to Clause 16.6.


21.   NOTICES

Any notice required or permitted under the terms of this Agreement or required by statute, law or regulation shall (unless otherwise provided) be in writing and shall be delivered in person, sent by registered mail or by DHL or Federal Express, properly posted and fully pre-paid in an envelope properly addressed to the address set out at the head of this Agreement or to such other address as may from time to time be designated by notice hereunder. Any such notice shall be in English language and shall be considered to have been given at the time when actually delivered, or any event within fourteen (14) days after it was mailed in the manner as herein provided.


22.   AGREEMENT

This Agreement supersedes any arrangements, understandings, promises or agreements made or existing between the parties hereto prior to or simultaneously with this Agreement and constitutes the entire understanding between the parties hereto. Except as otherwise provided herein, no addition, amendment to or modification of this Agreement shall be effective unless it is in writing and signed by and on behalf of both.


23.   HEADINGS

The headings of the paragraphs of this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.


24.   SEVERABILITY

In the event that any of these terms, conditions or provisions shall be determined invalid, unlawful or unenforceable to any extent such term, condition, or provision shall be severed from the remaining terms, conditions and provisions which shall continue to be valid to the fullest extent permitted by law.


25.   LAW AND JURISDICTION:

25.1 This Agreement is governed by and construed in accordance with the laws of the Grand Duchy of Luxembourg.

25.2 Any dispute arising in connection with the conclusion, the validity, the interpretation or the performance of this Agreement shall be under the exclusive jurisdiction of the Courts of Luxembourg, Grand Duchy of Luxembourg.


IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed the day and year as herein set forth at the effectivity date.


Sound Source Interactive, Inc.        TDK Recording Media Europe S.A.



  /s/ Mr. Vincent Bitetti               /s/ Masatoshi Shikanai
______________________________        _______________________________
Mr. Vincent Bitetti                   Masatoshi Shikanai
CEO                                   President

SCHEDULE A:    "Language & Territory"
-----------


--------------------------------------------------------------------------------

LANGUAGE:
---------

Articles licensed and approved by SSII to be developed and manufactured by TDK in the Localised Languages as set forth herein below ONLY, is made a part of and is incorporated into the Agreement as follows:



                          French           German


                          Spanish          UK English


                          Italian          Swedish


                          Dutch            Danish


In case that SSII and TDK agree to introduce other languages in the Territory, TDK is granted the right of first refusal and shall have sixty (60) days from receipt of SSII proposal to exercise such right of first refusal. If TDK wants to introduce other languages in the Territory, TDK and SSII will negotiate in good faith the terms and conditions of the Agreement.

--------------------------------------------------------------------------------

TERRITORY:
----------

SSII authorises the Localised Language version of Articles to be distributed for sale by TDK in the following countries, which constitute the Territory as referred to herein and is incorporated into and made part of the Agreement;

All countries except North America (United States and Canada).

SCHEDULE B:    "Localization Kit & Technical Assistance"
-----------


--------------------------------------------------------------------------------

SSII will supply to TDK information on:

1.  Program files on disk;

    Where the files are to be found; menu files and control programs.

2.  Data files on disk;

    Where the files are to be found; their structure, e.g. records, field, characters (enough information to enable TDK to access the data).

3.  Interaction of program/data files.

4. Utility programs/recovery programs to look at data files; for the reconstruction of data/records and executables.

          A.  Bug list on current release and updates;

          B.  Documentation;

          C.  Information on future plans/developement

SCHEDULE C:    "Support Level"
-----------


--------------------------------------------------------------------------------

A.  Call SSII Control desk (0730 to 1700 M-F).

B.  Way Forward Technologies.

C.  Other.